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Exhibit 3.1

FORM OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
WORLDSPAN TECHNOLOGIES INC.

        1.    Name.    The name of the Corporation is Worldspan Technologies Inc.

        2.    Registered Office and Agent.    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

        3.    Purpose.    The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended ("DGCL") and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

        4.    Authorized Capital.    The aggregate number of shares of stock which the Corporation shall have authority to issue is 100,050,000 shares, divided into two (2) classes consisting of 50,000 shares of Preferred Stock ("Preferred Stock") and 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock").

        The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

          A.    PREFERRED STOCK

          Subject to Section 5, the Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series to the extent permitted by the DGCL.

          B.    COMMON STOCK

            (a)    Dividends.    Holders of Common Stock shall be entitled to receive ratably on a per share basis such dividends as may be declared by the Board of Directors.

            (b)    Distribution of Assets.    In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders after all amounts to which the holders of Preferred Stock are entitled have been paid or set aside in cash for payment.

            (c)    Voting Rights.    The holders of Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Common Stock shall be entitled to one vote for each share held. There shall be no cumulative voting.

        5.    Rights Plan; Preferred Stock Rights.

          A.    Without (i) the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock or (ii) (a) if Ontario Teachers' Pension Plan ("OTPP"), Citicorp Venture Capital Equity Partners, L.P. ("CVC") and their respective Affiliates (as defined below) Beneficially Own (as defined below) in the aggregate 20% or more of the outstanding Common Stock, the affirmative vote of a majority of the members of the board of directors which affirmative vote shall include the affirmative vote of any directors who at the time of such vote are employees, managing directors, officers, directors or partners of CVC and OTPP or their respective affiliates or (b) if OTPP, CVC and their Affiliates Beneficially Own in the aggregate less than 20% of the outstanding Common Stock, the affirmative vote of a majority of the members of the board of directors, the Corporation shall not authorize or establish (x) any Rights Plan, (y) any class or series of Preferred Stock with rights to vote (other than rights to vote with respect to subsequent issuances of Preferred Stock, amendments to this Amended and Restated Certificate of Incorporation that adversely affect the relative rights and preferences of such class or series of Preferred Stock and as required by law) or (z) any class or series of Preferred Stock with rights to share in any distribution of assets of the Corporation other than a payment of a fixed amount per share and no more (which amount is not measured by reference to the distributions payable to the holders of common stock of the Corporation).

          B.    Definitions.

            (i)    Rights Plan.    For purposes of this Amended and Restated Certificate of Incorporation, a "Rights Plan" shall mean any plan or arrangement of the sort commonly referred to as a "stockholder rights plan" or "shareholder rights plan" including, without limitation, any issuance of securities or other distribution to stockholders of the Corporation, whether or not pursuant to any plan, that includes conversion rights, exchange rights, warrants, options or any other rights of any kind, any of which would entitle the holders thereof to acquire, or provides for the holders thereof to receive, any securities of the Corporation either (i) at an exercise, option, conversion or exchange price that is less than the Fair Market Value (as defined below) of the underlying securities on the date of grant or (ii) at an exercise, option, conversion or exchange price that is determined by reference to the Fair Market Value of the underlying securities at the time of exercise and which either explicitly or implicitly by its terms would entitle the holders thereof to acquire, or provide for the holder thereof to receive, the underlying securities at a price other than the Fair Market Value of such securities on the date of grant.

            (ii)    Fair Market Value.    For purposes of this paragraph, "Fair Market Value" means (a) as to any class of securities traded on a national securities exchange or quoted on a recognized over-the-counter market, or any class of securities convertible by its terms into such securities, the last closing price on such exchange or last sale price so reported, in each case as to such traded or reported class of securities on the date nearest preceding the date of determination of the Fair Market Value and (b) as to all other securities, the fair market value determined by the board of directors of the Corporation in the exercise of its good-faith and reasonable best judgment.

            (iii)    Affiliate.    "Affiliate" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

            (iv)    Beneficial Owner.    "Beneficial Owner" and "Beneficially Own" when used with respect to any securities shall mean a Person that, individually or with or through any of its Affiliates,

              a.     is the beneficial owner of such securities, within the meanings ascribed to the term beneficial owner in Rule 13d-3 and Rule 13d-5 under the Exchange Act;

              b.     has (1) the right to acquire such securities (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, provided, however, that a Person shall not be deemed the Beneficial Owner of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates until such tendered securities are accepted for purchase or exchange; or (2) the right to vote such securities pursuant to any agreement, arrangement or understanding, provided, however, that a Person shall not be deemed the Beneficial Owner of any securities because of such Person's right to vote such securities if the agreement, arrangement or understanding to vote such securities arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

              c.     has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in this definition), or disposing of such securities with any other Person that Beneficially Owns, or whose Affiliates Beneficially Own, directly or indirectly, such securities.

            (v)    Beneficially Owned.    Securities that are "Beneficially Owned" by any Person shall mean all such securities of which such Person is the Beneficial Owner. The Corporation shall be permitted to conclusively rely upon its stock transfer ledger, public filings with regulatory agencies, such as Schedules 13D, or certificates of its stockholders in determining the Beneficial Ownership of any Person and its Affiliates.

            (vi)    Exchange Act.    "Exchange Act" means the Securities Exchange Act of 1934, as in effect on the date that this Restated Certificate of Incorporation becomes effective. "Person" means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, association, organization or other entity.

          C.    This Section 5 of this Amended and Restated Certificate of Incorporation shall not be amended or repealed without the affirmative vote of the holders of at least 80% of the outstanding shares of Common Stock, except that after any transfer by OTPP, CVC or their respective Affiliates resulting in OTPP, CVC and their respective Affiliates being collectively the Beneficial Owner of less than 20% of the outstanding shares of Common Stock, then the affirmative vote of the holders of a majority of the shares of outstanding Common Stock shall be required to amend or repeal this section.

        6.    Bylaws.    In furtherance and not in limitation of the powers conferred by law, the board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein, subject to the powers of the stockholders of the Corporation to amend or repeal any bylaws adopted by the board of directors.

        7.    Elections of Directors.    Elections of directors need not be by written ballot unless and except to the extent the bylaws of the Corporation shall so provide.

        8.    Written Consent Authorized.    Any action required to be taken, or which may be taken, at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that notice of the taking of corporate action by less than unanimous written consent shall be given to the stockholders who have not consented in writing in the manner provided by the DGCL.

        9.    Business Combinations with Interested Stockholders.    The Corporation elects not to be governed by section 203 of the DGCL immediately upon filing of this Amended and Restated Certificate of Incorporation pursuant to DGCL section 203(b)(3).

        10.    Right to Amend.    Except as otherwise provided herein or by applicable law, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated

Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights, preferences and privileges conferred on stockholders, directors or others hereunder are subject to such reservation.

        11.    Limitation on Liability.    The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, to the fullest extent permitted by the DGCL, as it exists on the date hereof or as it may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 11 or any adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section 11 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal, modification or adoption.

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  Exhibit 3.1
FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF WORLDSPAN TECHNOLOGIES INC.